Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS 2011 FOURTH QUARTER RESULTS

MEDWAY, MA, February 15, 2012 — Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment, today reported results for the fourth quarter and year ended December 31, 2011. Net sales for the fourth quarter of 2011 were $43.1 million compared to $39.9 million for the corresponding 2010 period, an 8% increase. The Company reported net income of $34.7 million, or $2.03 per diluted share, compared to a net loss of ($57.1) million or ($3.34) per diluted share, reported for the corresponding 2010 period. The 2011 and 2010 results include a 2010 litigation charge pertaining to the jury verdict in the product liability suit, Barnhard v. Cybex International, Inc., and the 2011 adjustments to the charge relating to the settlement of the suit. Net income for the quarter excluding these charges and adjustments was $2.7 million or $0.16 per fully diluted share for 2011 and $1.5 million or $0.09 per fully diluted share for 2010.

For the year ended December 31, 2011, net sales were $140.1 million compared to $123.0 million for 2010, a 14% increase. Net income for the year ended December 31, 2011 was $34.3 million, or $2.00 per diluted share, compared to a net loss of ($58.2) million, or ($3.40) per diluted share, for 2010. The 2011 and 2010 results include the litigation charge, and adjustments related to the charge, which increase (decrease) the 2011 and 2010 full year results by $1.76 and ($3.43) per diluted share, respectively. Net income excluding these charges and adjustments were $4.1 million or $0.24 per fully diluted share for 2011 and $0.4 million or $0.03 per fully diluted share for 2010.

Cybex also announced that it has increased the limits of its product liability insurance coverage to $25,000,000 for claims brought after December 1, 2011.

“We are pleased to report strong sales growth in all market segments in Q4,” said John Aglialoro, Cybex Chairman and CEO. “Sales in North America increased 3% and sales outside North America increased 20% for the fourth quarter. Importantly, we accomplished these results during a time of global economic uncertainty while confronting an unfair and excessive jury verdict which is now behind us. Our growth is a testament to the health of the company and the value customers have for our innovative and superior products.”

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Art Hicks, Cybex President and COO stated, “Operating income, excluding the impact of litigation charges, increased 40% in Q4 2011 compared to Q4 2010. We are excited to introduce our new Arc Trainer models and new entertainment displays at the International Health, Racquet & Sportsclub Association (IHRSA) trade show in March.”

The Company will hold a conference call today, February 15, 2012 at 4:30 p.m. ET. Those who wish to participate in the conference call may telephone (888) 401-4685 from the U.S. or (719) 325-2122 for international callers. A live webcast of the conference call will be available at www.cybexintl.com or www.viavid.net. On Cybex’s website under the category Company, click on Press, scroll to the bottom and select Q4 Earnings Release Conference Call. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. Real Player or Windows Media Player is required to listen to the webcast.

A replay of the call will be available through Saturday, February 25, 2012 by dialing (877) 870-5176 or (858) 384-5517 for international callers. The access code for the replay is 9476085.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex products, designed and built in the USA, are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on Cybex and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Net sales	$43,075	$39,938	$140,129	$122,961

Cost of sales	27,168	24,555	90,221	78,114

Gross profit	15,907	15,383	49,908	44,847

As a percentage of sales	36.9%	38.5%	35.6%	36.5%

Selling, general and administrative expenses	10,853	11,778	41,671	42,072

Litigation (reduction) charge	(30,063)	45,991	(27,058)	45,991

Operating income (loss)	35,117	(42,386)	35,295	(43,216)

Interest expense, net	223	277	1,004	1,260

Income (loss) before income taxes	34,894	(42,663)	34,291	(44,476)

Income tax	185	14,450	36	13,761

Net income (loss)	$34,709	$(57,113)	$34,255	$(58,237)

Basic and diluted net income (loss) per share	$2.03	$(3.34)	$2.00	$(3.40)

Shares used in computing basic and diluted net income (loss) per share	17,120	17,120	17,120	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31,	December 31,
	2011	2010
ASSETS

Current assets:

Cash and cash equivalents	$11,958	$7,030

Accounts receivable, net	20,251	18,806

Inventories	13,584	11,060

Prepaid expenses and other	2,070	1,574

Barnhard litigation related receivable	7,561	15,904

Total current assets	55,424	54,374

Property and equipment, net	28,194	29,693

Other assets	1,025	1,347

	$84,643	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Current maturities of long-term debt	$1,520	$1,520

Accounts payable	5,364	3,913

Accrued liabilities	13,674	12,856

Barnhard litigation reserve	27,004	62,696

Total current liabilities	47,562	80,985

Long-term debt	12,769	14,289

Other liabilities	4,674	5,150

Total liabilities	65,005	100,424

Stockholders’ equity (deficit)	19,638	(15,010)

	$84,643	$85,414

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CYBEX INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

GAAP net income (loss)	$34,709	$(57,113)	$34,255	$(58,237)

Adjustments

Eliminate litigation (reduction) charge	(30,063)	45,991	(27,058)	45,991
Adjustment to income tax provision to exclude impact of litigation charge	(1,916)	12,665	(3,110)	12,665

Non-GAAP net income	$2,730	$1,543	$4,087	$419

Basic and diluted net income (loss) per share	$2.03	$(3.34)	$2.00	$(3.40)

Adjustments	(1.87)	3.43	(1.76)	3.43

Non-GAAP basic and diluted net income per share	$0.16	$0.09	$0.24	$0.03

Shares used in computing basic and diluted net income (loss) per share	17,120	17,120	17,120	17,120

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